Dear Fellow Shareholders:	March 2011

2010 was an exceptional year for Winthrop, demonstrating to those who follow us the successful execution of our strategy of pursuing value opportunity in our preferred real estate asset classes throughout the capital stack.  Through 2010 and the first quarter of 2011, we invested approximately $180 million in defaulted or defaulting first mortgage debt, rake bonds, mezzanine loans and distressed assets.  As the appetite for risk in the market and the investment environment improved, we were able to evolve our investment strategies to adjust to these changes as they occurred.  We expect 2011 will continue to be an extremely favorable environment for executing our strategy and we intend to make the most of it.

Looking forward to the balance of 2011, it is our view that the tale of two markets described in our 2009 shareholder letter continues.  Rapid price appreciation in gateway cities combined with an increasing influx of debt and equity capital has served to benefit certain asset classes particularly trophy office buildings and hotels in these cities, as well as class A apartment properties in most major markets.  But the anemic economic recovery continues to retard operating fundamentals and price growth for the overwhelming majority of real estate assets in most non-gateway markets.  With real estate lenders’ balance sheets significantly restored and a continued low interest environment, we expect to see the days of “pretend and extend” lending grind to a halt in 2011.  Consequently, we are planning for a new round of opportunities based on growing lender sales of first mortgage and fulcrum junior debt.  Related to the foregoing will be the need of borrowers to source equity capital to restructure their debt by way of straightforward recapitalization or discounted pay-off of their obligations.  We see these related opportunities as the principal sources of our investment strategy for 2011.  If well selected, the downside risk to our capital is simply repayment with a market return while the upside benefit is an attractive risk adjusted equity return.

Of growing interest to us is the emergence of “control transactions” in which an investment in a controlling entity-for example an operating manager, general partner or collateral manager-provides our company with a potential basket of investment opportunities through the underlying real estate assets overseen by the controlling entity.  Our recent agreements to invest in Vintage Housing Holdings LLC and the acquisition of the collateral management agreements for three CDOs as well as our agreement with Axxcess Capital to source tenant-in-common and other multi-ownership opportunities for us is reflective of this strategy.  We believe that these and future transactions will substantially enhance our ability to participate in restructurings and recapitalizations.

We exited 2010 with our existing operating properties’ portfolio, including our joint ventures, consisting of 40 properties containing 8.5 million square feet.  The newest additions to our office operating properties, Crossroads at Meridian I and II located in the Denver submarket of Englewood and the Deer Valley Professional Building, a medical office building located in Phoenix have been experiencing positive leasing.  These properties which were approximately 50% leased when acquired have a cost basis of $75 per square foot for the two Crossroads properties and $150 per square foot for Deer Valley, both of which are significantly below their replacement value.  These investments, which we acquired through foreclosure, are illustrative of the kinds of distressed opportunities which reflect our loan to own strategy.

As we discussed previously, we continue to face some challenges in our legacy property portfolio, specifically, our suburban Chicago properties along with our Northwest Atlanta properties which we hold in our Sealy joint venture.  The markets in which these properties operate have experienced significant occupancy weakness from which we are not immune and we have been working with lenders to restructure the debt in order to preserve our investment.  Our other operating properties, downtown Chicago and the net leased properties continue to perform well and we would consider increasing our portfolio for these type of assets.

As noted earlier, our decision to focus our investment strategy on loan assets resulted in a considerable growth in the loan portfolio as our efforts at sourcing loan investments has been well rewarded.  With the benefit of hindsight, our investing in 2010 was more overweighting, rather than underweighting, risk.  As mentioned before, the biggest risk that we see to our existing loan asset portfolio and future loan investments is repayment at par in view of the capital market issues described previously.  For example, at the time of our 2009 initial investment in the debt secured by Metropolitan Tower we anticipated we would end up with an equity stake in the property.  In March 2011, however, we were repaid $23.5 million on our $11.5 million investment.  While this tightening of debt pricing has limited the opportunities in distressed debt, it conversely has likely created value for Concord, our debt venture with Inland American Real Estate Trust and Lexington Realty Trust, particularly after the recent Delaware Supreme Court victory.

Finally, our REIT securities portfolio continues to serve us well.  The investments made in 2009 provided exceptional returns at a time of market turmoil.  Beginning in 2010 as the market appreciated and prices increased, we began the disposition of these investments and redeployment of the capital consistent with our previously described strategy.  Our ability to move our capital throughout the capital stack relatively quickly continues to be of singular advantage to our company.

Please review our Supplemental Information, which we post to our website at www.winthropreit.com, as it contains a wealth of information related to each of our investments.  We have endeavored to make the performance of our company transparent and straightforward in helping the investment community understand and evaluate our diversified investment approach.  This is an ongoing effort for which we are seriously focused.  We welcome any comments you might have in this regard.  We believe strongly in Winthrop and want to constantly improve the information flow to assist in discerning the value we are creating.

As an opportunistic investor, this is our time.  Since January 2010 we have invested and committed to invest approximately $207.7 million in transactions which we believe to be extremely accretive to the value of our shares.  Our acquisition team has been working in overdrive to source new pipelines of attractive opportunities.  As large shareholders we are fully aligned with all our stakeholders and we look forward to continuing to implement our strategy to build long term value.

We are grateful and wish to acknowledge the efforts of our team who have worked, sometimes under very exigent circumstances, to enhance the value of our existing assets and identify opportunities for new investments.  We, together with our Board of Trustees, hope to see you at our annual shareholders meeting on May 10, 2011 at 11:00 A.M. local New York time.

Michael L. Ashner Chairman of the Board and Chief Executive Officer	Carolyn B. Tiffany President